Exhibit 5.2

Baker & McKenzie Ltd.
Attorneys at Law

25th Floor, Abdulrahim Place 990 Rama IV Road Silom, Bangrak Bangkok 10500 Thailand

Tel: +66 2636 2000
Fax: +66 2636 2111
18 August 2014	bangkok.info@bakermckenzie.com
www.bakermckenzie.com

PRIVATE AND CONFIDENTIAL

MOL Global, Inc.

PO Box 309, Ugland House,

Grand Cayman, KY 1-1104,

Cayman Islands

Dear Sirs,

Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

A.	Introduction

We have acted as Thai counsel for MOL Global, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the public offering (the “Offering”) of ADSs (as defined below) and the listing of the Company’s ADSs on the NASDAQ Global Market.

B.	Key Definitions

For purposes of this opinion:

“ADS” means American depositary share;

“Company” means MOL Global, Inc.;

“Constitutional Documents” means the Certification Document; the Memorandum of Association; the Articles of Association; and the List of Shareholders, please find the issuing date of each respective documents as specified in the list of reviewed documents as stated in Schedule 1;

“FBA” means the Foreign Business Act of 1999;

“Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of Thailand;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies;

“Group Companies” means MOL AccessPortal Co., Ltd. (Thailand); Zest Interactive Co., Ltd.; MOL Solutions Co., Ltd.; Loyalty in Motion Co., Ltd.; and MMOG.Asia (Thailand) Co., Ltd.; (each a “Group Company”, collectively the “Group Companies”);

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

“Thai Court” means the Civil Court, the Criminal Court, the Central Bankruptcy Court, the Central Taxation Court, the Central Administrative Court, the Intellectual Property and International Trade Court and the Legal Execution Department in Thailand;

“Thai Laws” means all laws, Constitution, regulations, statutes, orders, decrees including emergency decrees, royal decrees, ministerial decrees, guidelines, notices, circulars, notifications, judicial interpretations and subordinate legislations of Thailand currently in effect;

“MOL AccessPortal” means MOL AccessPortal Co., Ltd. (Thailand); and

“Ordinary Shares” mean the ordinary shares of the Company.

C.	Documents

In rendering the opinion expressed below, we have examined the documents in Schedule 1.

D.	Assumptions

For the purpose of this opinion, we have assumed (without making independent investigation or verification of these assumptions) the following:

1.	all documents submitted to us as originals are authentic;

2.	all documents submitted to us, in electronic form, or via facsimile transmission, or as photocopies or other copies of originals are complete and conform to the original documents;

3.	all signatures and seals on the documents submitted to us are genuine;

4.	all confirmations made to us and all factual statements made in all relevant documents are correct and complete which confirmations and statements we have not independently verified;

5.	other than the Company, and the Group Companies, the execution, delivery and performance of each of the documents by or on behalf of the parties to such documents and agreements have been duly authorized by all requisite corporate actions, and have been duly executed and delivered and constitute a valid and legally binding obligation of each of such parties and are enforceable against them in accordance with their respective terms;

6.	there have been no amendments to the Constitutional Documents of each of the Group Companies in the form examined by us;

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

7.	there have been no amendments to the minute books and List of Shareholders of each of the Group Companies examined by us, that the minute books are an accurate and complete record of all directors’ and shareholders’ resolutions passed since 1 January 2011 or since incorporation of the respective Group Company (if the incorporation takes place after 1 January 2011), up to the date hereof, that all such resolutions were duly passed at properly convened meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the articles of association of the respective Group Company, and have not been amended or rescinded and are in full force and effect and that the register of members is accurate and up-to-date and that all relevant meetings of the board of directors and the shareholders of the Group Companies and the relevant supervisory committees or authorities were duly convened with proper quorum and that all actions taken at such meeting were properly taken;

8.	all resolutions of the Group Companies passed in writing have been duly passed in accordance with the relevant provisions of the articles of association of the respective Group Company and have not been amended or rescinded and are in full force and effect;

9.	to the extent that the result of company and other searches referred to in this opinion are unavailable, inaccurate and/or outdated, each of the Group Companies has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution or administration of the Group Companies and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to the Group Companies or any of their assets or revenues; and that the information disclosed in the searches was correct and complete and remains correct and complete as at the date of this opinion;

10.	the Thai shareholders (a) are real and genuine investors who invested in the respective Group Company for their own economic benefit and interest, (b) are not acting as nominees by holding shares (i) for or on behalf of the foreign shareholders, or (ii) in order to assist or enable any foreign nationals to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting, (c) have provided their own contribution for their investment in the respective Group Company, and (d) receive dividends and voting rights from the respective Group Company in accordance with such Group Company’s articles of association;

11.	our opinions herein are based, among others, on a review of information and documents provided to us by the Group Companies and for purposes of rendering this opinion, we have assumed that

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

such information and documents are complete and not misleading and that the Group Companies have not omitted to provide us with information which we have requested for and which may have an effect on this opinion;

12.	we have relied on the truth, accuracy and completeness of statements, representations, undertakings or confirmations provided to us by any director, officer or shareholders of the Group Companies, whether or not in writing, in respect of matters concerning the Group Companies;

13.	no law of any jurisdiction other than the Kingdom of Thailand would render the execution, delivery or performance of the agreements illegal or ineffective and insofar as any obligation is to be performed in a jurisdiction other than the Kingdom of Thailand, its performance would not be illegal, ineffective or unenforceable under the laws of that jurisdiction;

14.	the agreements which are stated to have been examined by us in certain forms will be executed in such forms; and

15.	that the public information disclosed by the searches filed at the Department of Business Development, Ministry of Commerce is true and complete and the situation has not changed since the dates of those searches and those searches did not fail to disclose any information which had been delivered for registration but did not appear on the public file.

In the course of our examination, we have found nothing to indicate that the above assumptions are not justified but we have not independently established the facts so relied on. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon certificates, statements and representations of officers and other representatives of the Group Companies.

We have made such examination of the current Thai Laws as currently applied by the Council of State of Thailand pursuant to its formal published opinions, the Supreme Court of Thailand and other courts of Thailand pursuant to their published decisions as in our judgment is necessary for this opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this document, as the laws of any jurisdiction other than Thailand.

This opinion is governed by and shall be construed in accordance with the current laws of Thailand.

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

E.	Opinions

Based on our review of the information and documents provided to us and subject to the assumptions and qualifications contained herein, we are of opinion that:

1.	Each of the Group Companies has been duly incorporated and is validly existing under the Thai Laws.

MOL AccessPortal Sdn. Bhd. owns forty nine percent (49%) of the shares of MOL Holdings (Thailand) Co., Ltd.; and MOL Group (Thailand) Co., Ltd.; and MOL AccessPortal.

MOL Holdings (Thailand) Co., Ltd. owns fifty one percent (51%) of MOL Group (Thailand) Co., Ltd., and MOL Group (Thailand) Co., Ltd. owns fifty one percent (51%) of MOL AccessPortal.

MOL AccessPortal in turn owns approximately one hundred percent (100%) of the shares of each of the following:

(a)	Zest Interactive Co., Ltd.[1]

(b)	MOL Solutions Co., Ltd.[2]

MOL AccessPortal owns twenty five percent (25%) of the shares in Loyalty in Motion Co., Ltd.

MyCNX Holding (M) Sdn. Bhd., a company which is one hundred percent (100%) owned by MOL AccessPortal Sdn. Bhd., owns forty nine percent (49%) of the shares of MMOG.Asia (Thailand) Co., Ltd.

2.	All of the issued shares of each of the Group Companies (A) have been duly authorized and validly issued; (B) are fully paid and any Government Authorizations required under Thai Laws for the ownership by MOL AccessPortal Sdn. Bhd. of its shares in MOL AccessPortal have been duly obtained; and (C) are non-assessable (meaning that each of the Group Companies does not have the right to demand further payment from the shareholders of such shares) and, are free and clear of all pledge, encumbrances or claims. The Constitutional Documents of each of the Group Companies comply with the requirements of applicable Thai Laws and are in full force and effect.

3.	The ownership structure of the Group Companies is, and immediately after the issue and sale of the Ordinary Shares and the ADSs, will be in compliance with the requirements of applicable Thai Laws.

[1]	MOL AccessPortal owns 39,998 shares while other 2 shares are held by two individual shareholders
[2]	MOL AccessPortal owns 99,997 shares while other 3 shares are held by three individual shareholders

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

F.	Qualifications

Our opinion is subject to the following qualifications or limitations:

1.	The opinion expressed in paragraph E.3 is based on the assumption set out in paragraph D.10. As a general doctrine, under the FBA, it is unlawful for a Thai national or entity to hold shares in a Thai company as a nominee for or on behalf of a foreign national in order to assist or enable the foreign national to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting. In any case where a Thai investor jointly invests with a foreign investor in a Thai company, there is a possibility that the relevant Governmental Agencies may elect to investigate such company’s shareholding and corporate structures to determine whether there exists an underlying nominee arrangement in contravention of the FBA, where the arrangement is found in contravention, the shareholders are subjected to sanctions, and the court may order sanctions against the company’s business operations.

2.	The rights and obligations of the parties to any agreement and the enforceability of any agreement may be limited by applicable statutes of limitation, bankruptcy, insolvency, liquidation, reorganization, moratorium, or other laws of general application relating to or affecting the rights of creditors, or may be subject to defence of set-off or counterclaim, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), to an implied covenant of good faith and fair dealing, to considerations of public policy, or to possible judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

3.	We have not, for the purposes of this opinion and except as expressly stated herein, investigated or verified any facts or opinions or any representations or warranties given by the Company, MOL AccessPortal or any other parties in or in connection with the Offering.

4.	Insofar as the opinions expressed herein refer to Thai Laws and any reference to these and any Supreme Court judgment shall be limited to those which are published and available to the public as of the date hereof. Nothing has come to our attention that would indicate any unpublished laws or Supreme Court judgments exist which would affect any of the opinions expressed herein.

This opinion is rendered to you solely for the purpose of and in connection with the registration statement of the Company on Form F-1 publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion, and save as

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

provided herein, this opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agency.

This opinion is given only by Baker & McKenzie Ltd., and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm thereof. In this opinion, the expressions “we,” “us,” “our” and like expressions should be construed accordingly.

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. We hereby consent to the use of our opinion as herein set forth as an exhibit to the registration statement of the Company on Form F-l. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Yours faithfully,

/s/ Baker & McKenzie Ltd.

Baker & McKenzie Ltd.

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

Schedule 1

List of Documents Reviewed

1.	A copy of the Affidavit of MOL AccessPortal Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 17 February 2014.

2.	A copy of the Affidavit of Zest Interactive Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 17 January 2014.

3.	A copy of the Affidavit of MOL Solutions Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 24 February 2014 and 24 April 2013.

4.	A copy of the Affidavit of Loyalty In Motion Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 24 February 2014.

5.	A copy of the Articles of Association MOL AccessPortal Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 20 February 2014.

6.	A copy of the Articles of Association Zest Interactive Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

7.	A copy of the Articles of Association MOL Solutions Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

8.	Copies of the Memorandum of Association of MOL AccessPortal Co., Ltd. and three amendments certified by the Department of Business Development of the Ministry of Commerce of Thailand on 20 February 2014.

9.	Copies of the Memorandum of Association of Zest Interactive Co., Ltd. and one amendment certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

10.	A copy of the Memorandum of Association of MOL Solutions Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

11.	A copy of the Memorandum of Association of Loyalty In Motion Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

12.	Shareholding structure of MOL AccessPortal Co., Ltd. as at 1 January 2014 (provided by the company).

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

13.	Organization chart of MOL AccessPortal Co., Ltd. as at 1 January 2014 (provided by the company).

14.	A copy of the list of shareholders of MOL AccessPortal Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

15.	A copy of the list of shareholders of Zest Interactive Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

16.	A copy of the list of shareholders of MOL Solutions Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

17.	A copy of the list of shareholders of Loyalty In Motion Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 25 February 2014.

18.	A copy of the list of directors and key employees of MOL AccessPortal Co., Ltd., Zest Interactive Co., Ltd. and MOL Solutions Co., Ltd. (provided by the companies).

19.	A copy of the list of directors of Loyalty In Motion Co., Ltd., being Mr. Adrian Mark Stewart, Mr. Ong Mo Jo, Mr. Preecha Praipattarakul and Mr. Chatchai Tolertmongkol. (provided by the company).

20.	A copy of MMOG.Asia (Thailand) Co., Ltd.’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 12 October 2012 and its English translation.

21.	A copy of MMOG.Asia (Thailand) Co., Ltd.’s Affidavit issued by the Department of Business Development of the Ministry of Commerce of Thailand on 10 May 2013 and its English translation.

22.	A copy of MMOG.Asia (Thailand) Co., Ltd.’s Affidavit issued by the Department of Business Development of the Ministry of Commerce of Thailand on 24 October 2012.

23.	A copy of MMOG.Asia (Thailand) Co., Ltd.’s Affidavit issued by the Department of Business Development of the Ministry of Commerce of Thailand on 12 October 2012 and its English translation.

24.	A translation of MMOG.Asia (Thailand) Co., Ltd.’s Articles of Association issued on 12 October 2012.

25.	A translation of MMOG.Asia (Thailand) Co., Ltd.’s Memorandum of Association (Form Bor.Or.Jor 2) issued on 12 October 2012.

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Re:	Proposed Listing of ADSs Representing Ordinary Shares of MOL Global, Inc. on the NASDAQ Global Market

26.	A translation of MMOG.Asia (Thailand) Co., Ltd.’s List of the Registration of Amendments and/or Special Resolution issued on 24 October 2012.

27.	A copy of MMOG.Asia (Thailand) Co., Ltd.’s organization chart (provided by the company).

28.	A copy of the Share Transfer Contract of MMOG.Asia (Thailand) Co., Ltd. for the share transfer from McEvily & Associates Limited to A&T Advisory Co., Ltd. dated 1 May 2013.

29.	A translation of MMOG.Asia (Thailand) Co., Ltd.’s list of shareholders extracted from the Share Registration Book issued on 10 May 2013.

30.	The letters of confirmation of the investments as Thai Shareholders, from (i) Pactolus Co., Ltd; (ii) Ms. Wilawan Laohajareonyos; (iii) Mr.Preecha Praipattarakul; (iv) and Miss Bhusanabhorn Boontham, dated 2 June 2014.

31.	The letter of confirmation on the shareholding structure of MOL AccessPortal Co., Ltd. from MOL AccessPortal Co., Ltd., dated 2 June 2014.